                                  EXHIBIT 99.7
        Intertrans Logistics Solutions Limited 1997 Stock Incentive Plan

                     INTERTRANS LOGISTICS SOLUTIONS LIMITED

                            1997 STOCK INCENTIVE PLAN


1.      Purpose

        The purpose of this 1997 Stock Incentive Plan (the "Plan") of Intertrans Logistics Solutions Limited, a company incorporated under the laws of Ontario (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any present or future subsidiary corporations of Intertrans Logistics Solutions Limited as defined in Section 1(2) of the Business Corporations Act (Ontario).

2.      Eligibility

        All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock, or other stock-based awards (each, an "Award") under the Plan. Any person who has been granted an Award under the Plan shall be deemed a "Participant".

3.      Administration, Delegation

        (a) Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b) Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of Common Shares of the Company (the "Common Shares") subject to Awards and the maximum number of Common Shares for any one Participant to be made by such executive officers.

        (c) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). If and when the Common Shares are registered under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board shall appoint one such Committee of not less than two members, each member of which shall be an "outside director" within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code"), and a non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act. Such Committee shall, at a minimum, have the authority to grant Awards to the Company's executive officers. All references in the Plan to the "Board" shall mean the Board or a Committee or the executive officer referred to in Section 3(b) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

4.      Stock Available for Awards

        (a) Number of Common Shares. Subject to adjustment under Section 4(c), Awards may be made under the Plan for up to 50,000 Common Shares. If any Award expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part or results in any Common Shares not being issued, the unused Common Shares covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Common Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b) Per-Participant Limit. Subject to adjustment under Section 4(c), for Awards granted after the Common Shares are registered under the Exchange Act, the maximum number of Common Shares with respect to which an Award may be granted to any Participant under the Plan shall be 40,000 per calendar year. The per-participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

        (c) Adjustment to Common Shares. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Shares other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to each outstanding Restricted Stock Award, and (iv) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 4(c) applies and Section 8(e)(1) also applies to any event, Section 8(e)(1) shall be applicable to such event, and this Section 4(c) shall not be applicable.

5.      Stock Options

        (a) General. The Board may grant options to purchase Common Shares (each, an "Option") and determine the number of Common Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each


                                       2.

Option, including conditions relating to applicable securities laws, as it considers necessary or advisable. An Option which is intended to be an Incentive Stock Option (as hereinafter defined) shall be designated an 'Incentive Stock Option".

        (b) Incentive Stock Options. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

        (c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however that the exercise price shall not be less than 100% of the Fair Market Value (as defined below) of the Common Shares, as determined by the Board of Directors, at the time of grant of such Option.

        (d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement. No Option will be granted for a term in excess of 10 years.

        (e) Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 5(f) for the number of Common Shares for which the Option is exercised.

        (f) Payment Upon Exercise. Common Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

               (1) in cash or by check, payable to the order of the Company;

               (2) to the extent permitted by the Board and explicitly provided in an Option Agreement, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

               (3) to the extent permitted by the Board and explicitly provided in an Option Agreement (i) by delivery of Common Shares owned by the Participant valued at their fair market value as determined by the Board in good faith ("Fair Market Value"), which Common Shares were owned by the Participant at least six months prior to such delivery, (ii) by delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (iii) by payment of such other lawful consideration as the Board may determine; or

               (4) any combination of the above permitted forms of payment.


                                       3.

6.      Restricted Stock

        (a) Grants. The Board may grant Awards entitling recipients to acquire Common Shares, subject to the right of the Company to repurchase all or part of such Common Shares at their issue price or other stated or formula price (or to require forfeiture of such Common Shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, "Restricted Stock Award").

        (b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.      Other Stock-Based Awards

        The Board shall have the right to grant other Awards based upon the Common Shares having such terms and conditions as the Board may determine, including the grant of Common Shares based upon certain conditions, the grant of securities convertible into Common Shares and the grant of stock appreciation rights.

8.      General Provisions Applicable to Awards

        (a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b) Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c) Board Discretion. Except as otherwise provided by the Plan, each type of Award may be made alone or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.


                                       4.

        (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

        (e) Acquisition Events.

               (1) Consequences of Acquisition Events.

                      (A) Immediately prior to the occurrence of an Acquisition Event (as defined below),

                           (i) the exercisability of all Options then
outstanding which are not exercisable in full immediately prior to the occurrence of the Acquisition Event shall be accelerated so that, immediately prior to the occurrence of the Acquisition Event, 50% of the Common Shares covered by such Option which are not exercisable shall become fully exercisable in the manner specified in the instrument evidencing the Option;

                           (ii) the vesting of each Restricted Stock Award shall
be accelerated so that immediately prior to the occurrence of the Acquisition Event, 50% of the Common Shares subject to repurchase or forfeiture under such Award shall immediately become vested in the manner specified in the instrument evidencing such Award and no longer subject to repurchase by, or forfeiture to, the Company under such Award; and

                           (iii) all other stock-based Awards then outstanding
shall be accelerated so that immediately prior to the occurrence of the Acquisition Event, 50% of the portion of such stock-based Award which is not exercisable, realizable or vested shall immediately become exercisable, realizable or vested in full in the manner specified in the instrument evidencing such stock-based Award.

                      (B) In addition to, and not in lieu of, the provisions of Paragraph (A) above, upon the occurrence of an Acquisition Event, the Board shall take one of the following actions with respect to the then outstanding
Options:

                           (i) provide that all outstanding Options (whether or
not then exercisable) shall be assumed, or equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that any such Options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code;

                           (ii) if the acquiring or succeeding corporation is
unwilling or unable to provide for the assumption or substitution of Options in accordance with the preceding clause (i) or the preceding clause (i) is otherwise inappropriate or inapplicable, and if under the terms of the Acquisition Event the holders of Common Shares will receive upon consummation of the Acquisition Event a cash payment for each Common Share surrendered pursuant to such


                                       5.

Acquisition Event (the "Cash Acquisition Price"), provide that each outstanding Option (whether or not then exercisable) shall terminate upon consummation of such Acquisition Event and any holder thereof shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Cash Acquisition Price multiplied by the number of Common Shares subject to such outstanding Option (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Option; provided that the cash payment with respect to any Option that is not then exercisable may be held by the Company and distributed to the Participant at such time as such Option, or such portion of such Option, would have otherwise become exercisable; or

                           (iii) if the acquiring or succeeding corporation is
unwilling or unable to provide for the assumption or substitution of Options or for the cash payment of the Options in accordance with the preceding clauses (i) or (ii), respectively, or the preceding clauses (i) or (ii) are otherwise inappropriate or inapplicable, provide that all outstanding Options (whether or not then exercisable) will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately upon the consummation of such Acquisition Event, except to the extent exercised by the Participants between such specified time and the consummation of such Acquisition Event and provided that the Common Shares issuable upon exercise of any Option that would not otherwise have been exercisable may be subject to a right of repurchase in favor of the Company at a price equal to the exercise price paid by the Participant, which right shall terminate at such time as such Option, or such portion of such Option, would have otherwise become exercisable, and which right shall be evidenced by a stock restriction agreement containing customary terms and conditions as determined by the Board which shall be executed by the Participant as a condition to the exercise of such Option.

                      (C) In addition to, and not in lieu of, the provisions of Paragraphs (A) and (B) above, upon the occurrence of an Acquisition Event, the Board may take any one or more of the following actions with respect to then outstanding Awards: (i) provide that all then unexercised Options (whether or not then exercisable) shall become exercisable in full as of a specified time,
(ii) provide that all Restricted Stock Awards then outstanding shall become free of all restrictions prior to the consummation of the Acquisition Event; and
(iii) provide that any other stock-based Awards outstanding (A) shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Award, prior to the consummation of the Acquisition Event, or (B) if applicable, shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof).

                      (D) An "Acquisition Event" shall mean: (i) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company; (iii) the complete liquidation of the Company; or (iv) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% (or 100% for the purposes of Paragraph (B) above) or more of the combined voting power of the Company's then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any


                                       6.

"person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

               (2) Assumption of Options Upon Certain Events. The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

        (f) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in Common Shares, including Common Shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

        (g) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        (h) Conditions on Delivery of Stock. The Company will not be obligated to deliver any Common Shares pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (i) Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of all restrictions or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.


                                       7.

9.      Miscellaneous

        (a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any Common Shares to be distributed with respect to an Award until becoming the record holder of such shares.

        (c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

        (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

        (e) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Province of Ontario, without regard to any applicable conflicts of law.



                        Adopted by the Board of Directors
                        on July 15, 1997


                                       8.